Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Charles & Colvard, Ltd.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 13, 2015, relating to the consolidated financial statements of Charles & Colvard, Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA, LLP

BDO USA, LLP

Raleigh, North Carolina

May 28, 2015